Exhibit 99.1

Kristina Ayanian: From Nasdaq MarketSite. I’m your host, Christina Ayanian. And joining me today is Martin Costas, Chief Financial Officer of Boxabl. Martin, great to see you again. Thank you so much for joining.

Martin Costas: Thank you for inviting us.

Kristina Ayanian: Now, since we last caught up, a lot has happened. Talk to me about your journey to going public and why now is the right time.

Yeah, well, we’re very excited, actually. We managed to file our S4. We’re doing a SPAC with FGMC is the ticker. Uh, we filed the S-4 before the shutdown of the government. And now that today they announced that this is done. We’re very excited, especially because we are already subject to exchange. So, we have been reporting our 10-K and 10-q since 2023. I guess that the SEC already know us. So, I hope that the review is going to be smooth. So, super exciting to go public basically.

Kristina Ayanian: That’s amazing. Well, congratulations and such an exciting road ahead. Going back to Boxabl, talk to me about Casitas journey and really the mission behind it?

Martin Costas: Yeah. So, basically the flagship product that we have is Casita. Everybody knows us because of Casita, but it’s really the very first product that we released to the market. We got the, I would say, a sizable approval this year, which was California. We went to the market, we test our process. It didn’t work quite well at the beginning. We have a dealership network, things that we were needing to fix. We managed to fix it, I would say around June. And now we’re starting to see a ramp up in sales, especially in the ADU market. And at the same time, we’re introducing bigger units because most of our customer base, they want a bigger house than a studio. So, uh, in California, we introduce a two casita setup, which is a one bath two bed setup almost for eight hundred square feet. And then we are going to introduce a third one now for a three bath. So we see a lot of demand for those products. So, we’re very excited actually with Casita.

On the other hand, honestly, we are about to release phase two. Phase two is where we are intending to go up now, not only lateral. So, uh, that is going to come in the in coming months, especially with some prototypes that we have on the factory. And as we get some traction in the market, we’re going to pick where to go first and start releasing bigger units. Right.

Kristina Ayanian: That’s amazing. So, the demand is there, which means growth is inevitable.

Martin Costas: Yeah. It’s five million houses. I think that is the shortage in the US. Unfortunately, the affordable side of the market and our product is very appealing because we are very cost effective, high quality, you know, availability. So, so truly the demand is, is unaddressable. I still believe that most of the challenges that we have are coming from government permitting. Uh, but we’re getting better and better. We’re now approving California, New Mexico, Nevada, South Carolina. We’re applying in other states like Texas, Colorado. So, so, we keep moving forward. So, so, it’s very interesting what is going on.

Kristina Ayanian: That’s amazing. So, going off of your point, how does Boxabl beat traditional builders when it comes to cost, sustainability, efficiency.

Martin Costas: Right. Right. right. So you know most of the time the people speak about time, which is super important because when you’re building with a stick frame, nowadays you’re taking at least eighteen months. Our ultimate goal, we are not there is to build a house every minute in the factory. Right now we are with, one, one shifting the factory building two per day. We can actually do six per day if we fulfill their shift on the factory. So, time certainly is very important. And time is actually super linked with the carbon footprint. Because if you think about the carbon footprint is about time is how many times do you have using the tools people go into the field coming back. So, it’s super green. In addition to that, the quality when you’re talking about a factory with a production line, if a product, I mean a raw material like a piece of wood, is not perfect. The machine will reject it. So, the quality of the product is superior. And obviously when you build in a production line, it’s cost efficient. Everything that you use in life is in a production line for a reason. It’s about volume, scale and that gives you the capacity to demand planning, have a better negotiation with your vendors, and all of that goes down to, to, a lower cost.

Kristina Ayanian: So building on that volume and that scale, where does Boxabl go five years from now?

Martin Costas: Well, I hope that we’re going to be a big part of the solution, of the housing crisis, right? We have plans to ramp up factories. We have implant factory, which can do five thousand units per year. Our current facility is three thousand. And we also have dreams of Gigafactories 25,000 – 50,000. So, it will depend on how the government works with us on, I would say, having some flexibility on the permitting side. What, what, we’re talking about is something similar to the automotive industry right now. If you think about this, the housing departments in a state wants to inspect every single house that we are building, except California. That gave us a reduced inspection for 25% of what we build. But if you build a house every minute, that is impossible. You cannot inspect in every minute a house. We need to really change how things are working today. If we do that, the ramp up is going to be super, super fast. And I think that the current administration is super worried, and I am confident that they are going to come with the right solution.

Kristina Ayanian: It really is a housing revolution.

Martin Costas: It is, it is, it is. And it’s not only national, it’s global.

Kristina Ayanian: Absolutely. So, for aspiring investors or buyers, what’s one tip you would give them?

Martin Costas: Yeah, I think, you know, honestly, it’s the very last product that didn’t transition in advanced manufacturing, if you if you truly believe in the concept of what you can build in a factory versus in on the field, like imagine yourself if I ask you to build your car in your garage, how long is it going to take? Can you even do that? It’s impossible. Right? And that is what we are doing with the house. So. So this is the last, actually the last opportunity to, to, join a company that is going to have a massive revolution through advanced manufacturing, AI and everything that you see on a daily basis. That didn’t happen yet. So, so, if you go and you see a Ford T when they were building a Ford T the very first car, it was the house built in a stick frame. If you go today, I think last weekend we saw a car flying in an earnings call, but we’re still building a stick frame. It’s insane. We really need to change if we want to give those that, they, are in need of our house a solution fast its scalability and its technology.

Kristina Ayanian: Absolutely. And the sky is the limit. Martin, we’re so excited to continue following. Thank you for joining.

Martin Costas: No, thank you for inviting us.